EXHIBIT 99.1


                         TANNER'S RESTAURANT GROUP, INC.

                              FOR IMMEDIATE RELEASE


Tanner's Contact
Bob Hoffman, COO
770-248-2298



                   Robinson Resigns as Chief Financial Officer
                       of Tanner's Restaurant Group, Inc.

Norcross, GA - January 13, 2000 - Tanner's Restaurant Group, Inc. ("Tanner's") (OTCBB:ROTI) announced today the resignation of Timothy R. Robinson as Vice President, Chief Financial Officer and Secretary. Mr. Robinson has chosen to pursue other career opportunities and personal interests.

Margaret Smoot, Tanner's Controller will assume Mr. Robinson's day-to-day management responsibilities on an interim basis until a new Chief Financial Officer is named.

Tanner's is a developer, operator and franchiser of branded restaurant concepts. The Company's flagship operation is the nine-location chain of Rick Tanner's Original Grill restaurants located in the metropolitan Atlanta area. Rick Tanner's offers a casual dining experience, generous portions, and high quality foods at reasonable prices. The menu offers over 40 entrees, 15 appetizers, and 15 vegetables and side dishes, with an emphasis on food that is fresh and cooked to order. Meals are available on both an eat-in and take-out basis, and the restaurant is positioned between home meal replacement concepts and traditional sit-down restaurants that are not designed to cater to the take-out business.

This press release contains forward-looking statements within the meaning of
Section 27-A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements.